UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Salt Lake City, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 4, 2013, Paul Jarman, the Chief Executive Officer of inContact, Inc. (“inContact” or the “Company”) was the holder of options to purchase 398,505 shares of inContact common stock at an aggregate exercise price of $1,272,095 that expired November 5, 2013 (the “Expired Options”). The closing price for inContact common stock on November 4, 2013, as reported on NASAQ, was $7.80 per share. Accordingly, the Expired Options were “in the money” when they expired, and the difference between the market value of the shares underlying the Expired Options and the aggregate exercise price was approximately $1,836,000. Mr. Jarman did not realize a substantial amount of compensation he was entitled to obtain through exercise of the Expired Options.

Because of the substantial reduction in Mr. Jarman’s equity stake in the Company that did not result in compensation, the Compensation Committee of the Board of Directors concluded that Mr. Jarman is not adequately compensated for his service to the Company and, in the view of the Committee, such an outcome is detrimental to the Company’s objectives to retain Mr. Jarman’s services going forward and incentivize him to achieve high levels of performance that could enhance shareholder value. Consequently, the Compensation Committee determined it is appropriate and in the best interests of inContact and its shareholders to grant new equity awards to Mr. Jarman under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), and in doing so, strike a balance between fairly compensating Mr. Jarman and retaining his services at a level that is reasonable and appropriate in relation to the interests of inContact.

On November 6, 2013, the Compensation Committee approved under the 2008 Plan an award of 232,868 shares of restricted stock at a grant date price of $7.68 per share, which represents the average of the closing prices for inContact common stock as reported on NASDAQ for the 10 trading days prior to and including November 6, 2013. The shares of restricted stock have voting and dividend rights, and are held by the Company in escrow until specified selling restrictions expire. Mr. Jarman cannot sell or transfer the shares of restricted stock (except by will or by the laws of descent and distribution) until the specified restriction periods expire. The restriction on transfer will expire for one-third of the restricted shares awarded on each of the next three anniversaries of the date of grant. If Mr. Jarman’s service with inContact is terminated because of his resignation or due to “Just Cause,” as defined in the Change in Control Severance Compensation Policy adopted by inContact in August 2011 (the “CIC Policy”), any shares that remain subject to the selling restrictions because the applicable restriction period has not expired, are automatically re-conveyed to inContact for no cash or other consideration. In the event of a “Change in Control” as defined in the CIC Policy, any period of restriction on transfer that has not lapsed will accelerate and lapse immediately prior to the Change in Control event. In addition on November 6, 2013, the Compensation Committee approved under the 2008 Plan a grant of options to purchase 300,000 shares of inContact common stock at an exercise price of $7.50 per share. The stock options granted vest in three equal annual installments commencing one year after the date of grant and expire five years from grant date.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: November 7, 2013	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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